EXHIBIT 99.1
Press Release
TreeHouse Foods Announces Resignation of Michelle R. Obama
Westchester, IL, May 22, 2007 — TreeHouse Foods, Inc. (NYSE: THS) announced today that Michelle R. Obama has resigned as a director of the Company effective May 22, 2007, citing increased demands on her time. Ms. Obama has been a director of the Company since it became a public company as a spin-off from Dean Foods Company on June 27, 2005. She also served as the Lead Independent Director of the Board.
Sam K. Reed, Chairman of the Board, said “We would like to thank Michelle for her dedicated service on behalf of the Company’s shareholders. While we regret her resignation, we understand and respect her decision.”
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include pickles and related products; non-dairy powdered coffee creamer; private label soup, infant feeding products, and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.

Contact:	Investor Relations Ronald Bottrell Hill & Knowlton, Inc. (312) 475-5905